EXHIBIT 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

The 81st Annual Meeting of Stockholders of the Fund was held on May 3, 2011 (adjourned from April 14, 2011). Stockholders voted in favor of each of the Board's three proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect three Directors to the Fund's Board, each to hold office until the 2014 annual meeting of Stockholders and all until their successors are elected and qualify:

       DIRECTOR                          FOR                         WITHHELD
   Patricia M. Flynn                 47,603,940                      4,108,584
Catherine James Paglia               47,410,692                      4,301,832
 Stephen R. Lewis, Jr.               47,406,727                      4,305,796

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Fund's independent registered public accounting firm for 2011:

    FOR                          AGAINST                      ABSTAINING
48,537,797                      1,753,676                      1,421,051

PROPOSAL 3

To change the Fund's fundamental investment policy regarding securities lending:

    FOR                          AGAINST                      ABSTAINING
33,961,750                      6,392,772                      1,905,455